THE ADVISORS' INNER CIRCLE FUND II

                                   SCHEDULE A
                           DATED MAY 14, 2013 TO THE
                 SHAREHOLDER SERVICES PLAN DATED AUGUST 9, 2005



FUND                                      CLASS OF SHARES          SHAREHOLDER
                                                                   SERVICES FEE
--------------------------------------------------------------------------------

GRT Absolute Return Fund                  Advisor Class                0.20%

NorthPointe Small Cap Growth Fund         Institutional                0.25%

NorthPointe Small Cap Value Fund          Institutional                0.25%

NorthPointe Value Opportunities Fund      Institutional                0.25%

NorthPointe Micro Cap Equity Fund         Institutional                0.25%

Westfield Capital Large Cap Growth        Investor Class               0.25%
Fund

Westfield Capital Dividend Growth         Investor Class               0.25%
Fund